EXHIBIT 99.2
News Release	[LOGO OF INET TECHNOLOGIES]

FOR IMMEDIATE RELEASE	Contact:
Kelly H. Love, CFA
Director of Investor Relations
469-330-4171

INET TECHNOLOGIES ANNOUNCES REPURCHASE OF SHARES
Accretive Transaction Reduces Total Shares Outstanding by
Approximately 19 Percent to 38.2 Million

Richardson, Texas, USA – January 21, 2003 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software solutions for current- and next-generation networks, today announced that it has repurchased approximately 8.97 million restricted shares of its common stock from Mark Weinzierl, one of the Company’s founders and directors, in a private transaction. The shares repurchased represent approximately 19 percent of the total shares outstanding prior to the transaction and all of the Inet shares owned by Mr. Weinzierl.

The total value of the share repurchase was approximately $35.4 million, or $3.95 per share, representing a 38 percent discount to the closing market price of Inet stock on January 17, 2003. The Company financed the transaction with available cash. Houlihan Lokey Howard & Zukin acted as financial advisor for the transaction and rendered a fairness opinion to the Board of Directors of Inet. The Company will file a Current Report on Form 8-K reporting the transaction, to which a copy of the purchase agreement will be filed as an exhibit.

“We view this transaction as very positive for Inet given the attractiveness of the price paid and the immediately accretive impact to earnings per share resulting from the reduction in shares outstanding,” said Elie Akilian, president and chief executive officer of Inet. “In addition, the significant cash balance that remains after the transaction will be more than adequate to support our planned operations and capital expenditure requirements.”

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Effective as of the closing of the repurchase of his shares, Mr. Weinzierl resigned from the Company’s Board of Directors.

“On behalf of the Board of Directors, I would like to thank Mark for his many significant contributions to the success of Inet over the years,” said Sam Simonian, chairman of Inet’s Board of Directors. “Mark was one of the three original founders of Inet in 1989, and his tireless effort was a key factor in Inet’s development. Since 1999, Mark has contributed as a director and has served shareholders well in that capacity. We wish Mark great success in the future.”

As of September 30, 2002, Inet’s cash balance was $171.7 million, and Inet expects the cash balance as of December 31, 2002 (prior to the transaction) to be approximately $189 million. The Company also expects its earnings per diluted share for the fourth quarter ended December 31, 2002 (prior to the transaction) to exceed the current First Call consensus estimate of $0.03. As previously announced, Inet will release financial results for the fourth quarter and year ended December 31, 2002 after the close of the market on Tuesday, January 28, 2003. Following the release of its financial results, Inet will host a conference call for investors and other interested persons at 5:00 p.m. Eastern Time (4:00 p.m. Central Time). Interested persons can join the entire conference call in a listen-only mode by telephone (719-457-2679) or via live Webcast on the Inet Web site (www.inet.com/investors/index.htm). A dial-in telephone replay of the conference call will be available from January 28 through February 4 by calling 719-457-0820 (confirmation number 579314).

About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a global provider of communications software solutions that enable carriers to more effectively design, deploy, diagnose, monitor and manage communications networks that carry signaling information used to control and deliver communications sessions and services. Inet’s solutions also address fundamental business needs of communications carriers, such as improved billing, targeted sales and marketing, fraud prevention and enhanced call routing. Inet is headquartered in Richardson, Texas and has approximately 475 employees worldwide. Inet is an ISO 9001 registered company. For more information, visit Inet on the Internet at www.inet.com.

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This release contains forward-looking statements, including statements regarding our anticipated liquidity and cash requirements. Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the effects of a further general economic slowdown, unforeseen changes in anticipated expenses or revenues and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. In addition, statements regarding our expected cash balance and earnings per share are subject to customary adjustments, including any that may be required following completion of our year-end audit.

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